Exhibit 1A-12

EDRIS J. SCARBROUGH, ESQ.
Attorney at Law
Admitted in New Hampshire

October 21, 2026

Board of Directors
Financial Agency Group
255 S Orange Avenue, Suite 104 #1261
Orlando, Florida 32801

Re: Financial Agency Group — Post-Qualification Amendment No. 1 to Offering Statement on Form 1-A (SEC File No. 024-12641)

Ladies and Gentlemen:

I have acted as counsel to Financial Agency Group, a Wyoming corporation (the “Company”), in connection with Post-Qualification Amendment No. 1 (the “Amendment”) to the Company’s Offering Statement on Form 1-A (the “Offering Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 18,000,000 shares of its common stock, par value $0.0001 per share (the “Shares”), at a price of $1.00 per share, as described in the offering circular forming a part of the Amendment (the “Offering Circular”).

In connection with this opinion, I have examined: (i) the Offering Statement, as amended by the Amendment, and the Offering Circular; (ii) the Company’s Articles of Incorporation, as amended to date; (iii) the Company’s Bylaws, as amended to date; (iv) resolutions of the Company’s Board of Directors authorizing the offering and the issuance of the Shares; (v) the form of subscription agreement filed as Exhibit 1A-4 to the Offering Statement; and (vi) such certificates of officers of the Company and of public officials, and such other documents, records and matters of law, as I have deemed necessary or appropriate for the purposes of this opinion.

In rendering this opinion, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals of such copies. As to matters of fact material to this opinion, I have relied, without independent verification, upon certificates and representations of officers of the Company and of public officials.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company in the manner described in the Offering Statement, as amended, and the Offering Circular, and in accordance with the subscription agreement, against payment therefor of the purchase price set forth therein, and following qualification of the Amendment by the Commission, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Wyoming Business Corporation Act, the applicable provisions of the Wyoming Constitution, and reported judicial decisions interpreting those laws, and I express no opinion as to the laws of any other jurisdiction or as to federal or state securities laws, including state “blue sky” laws. I am not admitted to practice in the State of Wyoming; however, I am generally familiar with the Wyoming Business Corporation Act as currently in effect and have made such inquiries as I have deemed necessary to render this opinion. This opinion speaks only as of its date, and I assume no obligation to update or supplement it to reflect any facts or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur.

I hereby consent to the filing of this opinion as Exhibit 1A-12 to the Amendment and to the reference to me under the heading “Legal Matters” in the Offering Circular. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Edris J. Scarbrough
Edris J. Scarbrough, Esq.
Attorney at Law